Exhibit 99.1

CSB Bancorp, Inc. Declares Second Quarter Cash Dividend

MILLERSBURG, OH – May 28, 2025 - CSB Bancorp, Inc., (OTC Pink: CSBB) announced that the Company’s Board of Directors has declared a second quarter cash dividend of $0.41 per share on its common stock, payable June 24, 2025, to shareholders of record as of June 10, 2025. The dividend represents a $0.01 increase in the quarterly cash dividend.

CSB Bancorp, Inc. is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.2 billion as of March 31, 2025. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Stark, Tuscarawas, and Wayne counties, Trust offices located in Millersburg and Wooster, and a loan production office in Medina, Ohio. CSB is located on the web at http://www.csb1.com.

Contact information:

Paula Meiler, SVP and CFO

330-763-2873

paula.meiler@csb1.com